Exhibit D(191)

INVESTMENT SUBADVISORY AGREEMENT

Between

T. ROWE PRICE ASSOCIATES, INC.

and

T. ROWE PRICE singapore private ltd.

This INVESTMENT SUBADVISORY AGREEMENT (“Agreement”), is entered into as of April 1, 2021, by and between T. Rowe Price Associates, Inc. (the “Adviser”), a corporation organized and existing under the laws of the State of Maryland, United States of America with its principal office at 100 East Pratt Street, Baltimore, Maryland 21202, United States and T. Rowe Price Singapore Private Ltd. (the “Subadviser”), a subsidiary of the Adviser and a Singapore limited company organized and existing under the laws of Singapore with its principal office at 501 Orchard Road, #10-02 Wheelock Place, Singapore 238880.

WHEREAS, the Adviser has entered into a separate investment subadvisory agreement, dated January 10, 2018, as amended (the “Subadvisory Agreement”) with MML Investment Advisers, LLC (the “Company”) for MassMutual Select T. Rowe Price International Equity Fund (the “Fund”), a series of MassMutual Select Funds (the “Trust”);

WHEREAS, the Adviser is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment adviser under the Investment Advisers Act of 1940, as amended (“Adviser Act”), and the Subadviser holds a Capital Markets Service License in Fund Management with the Monetary Authority of Singapore and is registered with the SEC as an investment adviser under the Adviser Act;

2

WHEREAS, the Adviser is authorized under its Subadvisory Agreement to obtain such information, advice or assistance as the Adviser may deem necessary, appropriate or convenient for the discharge of its obligations under such agreement; and

WHEREAS, the Adviser desires to retain the Subadviser to furnish certain discretionary investment management services to the Adviser with respect to the Fund, and the Subadviser is willing to furnish such services.

NOW, THEREFORE, in consideration of the premises and mutual promises herein set forth, the parties hereto agree as follows:

1.       Appointment. The Adviser hereby appoints the Subadviser to furnish certain discretionary investment management services with respect to the Fund for the period and on the terms set forth in this Agreement. The Subadviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.       Duties of the Subadviser.

A.       Investment Subadvisory Services. Subject to the supervision of the Trust’s Board of Directors (“Board”), the Company and the Adviser, the Subadviser shall furnish certain discretionary investment management services, as more fully described below, in relation to the investments of the Fund and in accordance with the Fund’s investment objectives, policies, and restrictions as provided in the Fund’s Prospectus and Statement of Additional Information, as currently in effect and as amended or supplemented from time to time (hereinafter referred to as the “Prospectus”), and such other limitations as the Fund may impose by notice in writing to the Adviser. The Subadviser shall obtain and evaluate such information relating to the economy, industries, businesses, securities markets, and securities as it may deem necessary or useful in the discharge of its obligations hereunder. The Adviser agrees that the Subadviser may delegate trading execution and related reporting functions to the trading desk of an affiliate (“Affiliated Trading Desk”). In furtherance of this duty, the Subadviser, on behalf of the Fund is authorized to:

(1)       make discretionary investment decisions to buy, sell, exchange, convert, lend, and otherwise trade in any stocks, bonds, and other securities or assets;

3

(2)       instruct the Affiliated Trading Desk to place orders and negotiate the commissions for the execution of transactions in securities or other assets with or through such brokers, dealers, underwriters or issuers as the Affiliated Trading Desk on behalf of the Subadviser may select;

(3)       generally, perform any other act necessary to enable the Subadviser to carry out its obligations under this Agreement or as agreed upon with the Adviser.

The Subadviser shall not exercise any voting and other rights and privileges attaching to the securities held by the Fund, unless instructed by the Adviser consistent with the terms of the Subadvisory Agreement.

B.       Personnel, Office Space, and Facilities of the Subadviser. The Subadviser at its own expense shall furnish or provide and pay the cost of such office space, office equipment, office personnel, and office services as the Subadviser requires in the performance of its investment advisory and other obligations under this Agreement.

C.       Further Duties of the Subadviser. In all matters relating to the performance of this Agreement, the Subadviser shall act in conformity with the Trust’s Agreement and Declaration of Trust and By-Laws, and currently effective Registration Statement (as defined below), and with the written instructions and directions of the Board (as communicated by the Adviser from time to time) and the Adviser, and shall comply with the requirements of the Investment Company Act of 1940, as amended (“1940 Act”), the Advisers Act, the rules thereunder, and any other applicable U.S., state or foreign laws and regulations. The Subadviser shall at all times perform its duties with good care as a prudent manager and exercise its authority under this Agreement faithfully for the benefit of the Adviser, the Company, and the Fund.

3.       Compensation. For the services provided and the expenses assumed by the Subadviser pursuant to this Agreement, the Adviser may pay the Subadviser an investment management fee, if any, up to, but not more than 60% of the management fee paid to the Adviser under its Subadvisory Agreement with the Company.

4

4.       Duties of the Adviser.

A.       The Adviser shall continue to have responsibility for all services to be provided to the Fund pursuant to the Subadvisory Agreement other than those delegated to the Subadviser and shall oversee and review the Subadviser’s performance of its duties under this Agreement.

B.       The Adviser will furnish the Subadviser with the latest copies of each of the following documents:

(1)       The Trust’s Agreement and Declaration of Trust, as amended from time to time;

(2)       The By-Laws of the Trust as in effect on the date hereof and as amended from time to time (“By-Laws”);

(3)       Certified resolutions of the Board authorizing the appointment of the Adviser and the Subadviser and approving the form of the Subadvisory Agreement and this Agreement;

(4)       The Fund’s Registration Statements under the 1940 Act and the Securities Act of 1933, as amended, on Form N-1A, as filed with the SEC relating to the Fund and its shares and all amendments thereto (“Registration Statement”);

(5)       The Notifications of Registration of the Fund under the 1940 Act on Form N-8A as filed with the SEC and any amendments thereto;

(6)       The Fund’s Prospectus (as previously defined); and

(7)       A certified copy of any financial statement or report prepared for the Fund by certified or independent public accountants, and copies of any financial statements or reports made by the Fund to its shareholders or to any governmental body or securities exchange.

5

The Adviser shall furnish the Subadviser with any further documents, materials or information that the Subadviser may reasonably request to enable it to perform its duties pursuant to this Agreement.

5.       Brokerage.

A.       The Subadviser agrees that, in placing orders with broker-dealers for the purchase or sale of portfolio securities, it shall instruct the Affiliated Trading Desk to attempt to obtain quality execution at favorable security prices; provided that, on behalf of the Fund, the Subadviser may, in its discretion, agree to have an Affiliated Trading Desk, subject to the monitoring obligations of the Subadviser, pay a broker-dealer that furnishes brokerage or research services as such services are defined under Section 28(e) of the Securities Exchange Act of 1934, as amended (“1934 Act”), a higher commission than that which might have been charged by another broker-dealer for effecting the same transactions, if the Affiliated Trading Desk determines in good faith that such commission is reasonable in relation to the brokerage and research services provided by the broker-dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Subadviser with respect to the accounts as to which it exercises investment discretion (as such term is defined under Section 3(a)(35) of the 1934 Act). In no instance will portfolio securities be purchased from or sold to the Subadviser, or any affiliated person thereof, except in accordance with the federal securities laws and the rules and regulations thereunder.

B.       On occasions when the Subadviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Subadviser, the Subadviser or the Affiliated Trading Desk, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold (or permit an Affiliated Trading Desk to aggregate the securities to be purchased or sold) to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser or the Affiliated Trading Desk in the manner the Subadviser or the Affiliated Trading Desk considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to its other clients.

6

6.       Ownership of Records. The Subadviser shall maintain all books and records pertaining to investment decisions made by the Subadviser irrespective of whether the investment decisions are made based on its own discretionary investment judgment or made based on a request by the Adviser and notified to the Subadviser, which are required to be maintained by the Subadviser pursuant to the 1940 Act and the rules and regulations promulgated thereunder with respect to transactions on behalf of the Fund. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Subadviser hereby agrees (i) that all records that it maintains for the Fund are the property of the Fund, (ii) to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any records that it maintains for the Fund and that are required to be maintained by Rule 31a-1 under the 1940 Act, and (iii) agrees to surrender promptly to the Fund any records that it maintains for the Fund upon their request; provided, however, the Subadviser may retain copies of such records.

7.       Reports. The Subadviser shall furnish to the Board, the Company or the Adviser, or each of them, as appropriate, such information, reports, evaluations, analyses and opinions as the Subadviser and the Board, the Company or the Adviser, as appropriate, may mutually agree upon from time to time.

8.       Services to Others Clients. Nothing contained in this Agreement shall limit or restrict (i) the freedom of the Subadviser, or any affiliated person thereof, to render investment management and corporate administrative services to other investment companies, to act as investment manager or investment counselor to other persons, firms, or corporations, or to engage in any other business activities, or (ii) the right of any director, officer, or employee of the Subadviser, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

9.       Subadviser’s Use of the Services of Others. The Subadviser may (at its cost except as contemplated by Paragraph 5 of this Agreement) employ, retain, or otherwise avail itself of the services or facilities of other persons or organizations for the purpose of providing the Subadviser or the Company or the Fund, as appropriate, with such statistical and other factual information, such advice regarding economic factors and trends, such advice as to occasional transactions in specific securities, or such other information, advice, or assistance as the Subadviser may deem necessary, appropriate, or convenient for the discharge of its obligations hereunder or otherwise helpful to the Fund, as appropriate.

7

The Subadviser may (at its cost except as contemplated by Paragraph 5 of this Agreement) employ third parties, whether or not affiliated, to perform administrative, dealing and ancillary services required to enable the Subadviser to perform its services under this Agreement. It is understood that the Subadviser shall not be liable for acts of broker dealers provided they are selected in accordance with the Subadviser’s fiduciary duties.

10.       Limitation of Liability of the Subadviser. Neither the Subadviser nor any of its officers, directors, or employees, nor any person performing executive, administrative, trading, or other functions for the Company, the Adviser, the Fund (at the direction or request of the Subadviser) or the Subadviser in connection with the Subadviser’s discharge of its obligations undertaken or reasonably assumed with respect to this Agreement, shall be liable for (i) any error of judgment or mistake of law or for any loss suffered by the Company, the Adviser or the Fund or (ii) any error of fact or mistake of law contained in any report or data provided by the Subadviser, except for any error, mistake or loss resulting from willful misfeasance, bad faith, or gross negligence in the performance of its or his duties on behalf of the Adviser or the Fund or from reckless disregard by the Subadviser or any such person of the duties of the Subadviser pursuant to this Agreement. The Subadviser shall not offer any specific benefit or compensation for the loss to the Adviser, or the Fund as far as the Subadviser has faithfully conducted its duties given to the Subadviser. The Adviser or the Fund shall not demand such benefit or compensation from the Subadviser. However, nothing herein shall constitute a waiver of liability under applicable laws and regulations which may impose liability in certain instances for acts undertaken in good faith. In case any error occurs to the Fund on the process of investment management or related acts, the Subadviser shall take a lead to settle the error to compensate the loss to the Fund and allocate to bear the corresponding amount among responsible parties.

8

11.       Representations of the Subadviser. The Subadviser represents, warrants, and agrees as follows:

A.       The Subadviser: (i) is licensed with appropriate Singapore regulators and registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other applicable law or regulation from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal, state or foreign law requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will immediately notify the Adviser of the occurrence of any event that would disqualify the Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

B.       The Subadviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and, a compliance program complying with the requirements of Rule 206(4)-7 under the Advisers Act, and if it has not already done so, will provide the Adviser and the Company with a copy of such code of ethics and its compliance policies and procedures, together with evidence of its adoption.

C.       The Subadviser has provided the Adviser and the Company (through the Adviser) with a copy of its Form ADV as most recently filed with the SEC and will, promptly after filing any amendment to its Form ADV with the SEC, furnish a copy of such amendment to the Adviser.

12.       Representation of the Adviser. The Adviser represents that it is an institutional investor as defined in section 4A of the Singapore’s Securities and Futures Act (Chapter 289).

13.       Term of Agreement. This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect unless it has first been approved by a vote of a majority the Fund’s directors who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. Unless sooner terminated as provided herein, this Agreement shall continue in effect for a period of two years from the date hereof, and from year to year, with respect to the Fund, subject to the termination provisions and all other terms and conditions hereof, so long as such continuation shall be specifically approved at least annually by either the Fund’s Board, or by vote of a majority of the Fund’s directors who are not parties to this Agreement or interested persons of any such party. The Subadviser shall furnish to the Company, promptly upon its request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal, or amendment hereof.

9

14.       Termination of Agreement. Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by vote of the Board or by a vote of a majority of the outstanding voting securities of the Fund on at least 60 days’ prior written notice to the Subadviser. This Agreement may also be terminated by the Adviser: (i) on at least 120 days’ prior written notice to the Subadviser, without the payment of any penalty; (ii) upon material breach by the Subadviser of any of the representations and warranties set forth in Paragraph 11 of this Agreement, if such breach shall not have been cured within a 20-day period after notice of such breach; or (iii) if the Subadviser becomes unable to discharge its duties and obligations under this Agreement. the Subadviser may terminate this Agreement at any time, without the payment of any penalty, on at least 60 days’ prior notice to the Adviser. This Agreement shall terminate automatically in the event of its assignment or upon termination of the Subadvisory Agreement.

Any termination shall be without prejudice to the rights and liabilities of either party in respect of transactions already initiated. All outstanding transactions at the time of termination will be settled and delivery made. the Subadviser will account to the Adviser for such transactions. The Adviser will not be required to make any additional payment to the Subadviser on termination save for any periodic fee contractually due. the Subadviser may also charge and receive payment from the Adviser for any additional expenses which are necessarily incurred in terminating the Agreement plus any losses necessarily realized in settling or concluding outstanding obligations.

15.       Amendment of Agreement. No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought, and no material amendment of this Agreement shall be effective except as permitted by law including, if required by the 1940 Act, being approved by vote of a majority of the Fund’s directors who are not parties to this Agreement or interested persons of any such party.

10

16.       Miscellaneous.

A.       Governing Law. This Agreement shall be construed in accordance with the laws of the State of Maryland without giving effect to the conflicts of laws principles thereof and the 1940 Act. To the extent that the applicable laws of the State of Maryland conflict with the applicable provisions of the 1940 Act, the latter shall control.

B.       Captions. The captions contained in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

C.       Entire Agreement. This Agreement represents the entire agreement and understanding of the parties hereto and shall supersede any prior agreements between the parties relating to the subject matter hereof, and all such prior agreements shall be deemed terminated upon the effectiveness of this Agreement.

D.       Interpretation. Nothing herein contained shall be deemed to require the Company to take any action contrary to its Articles or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Fund.

E.         Counterparts; Electronically Transmitted Documents and Signatures. The parties may execute this Agreement in one or more counterparts, each of which are deemed an original and all of which together constitute one and the same instrument. The parties may deliver this Agreement, including signature pages, by original or digital signatures, or facsimile or emailed PDF transmissions, and the parties hereby adopt any documents so received as original and having the same effect as physical delivery of paper documents bearing the original signature.

11

F.       Definitions. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations, or orders of the SEC validly issued pursuant to the Act. As used in this Agreement, the terms “majority of the outstanding voting securities,” “affiliated person,” “interested person,” “assignment,” broker,” “investment adviser,” “net assets,” “sale,” “sell,” and “security” shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the SEC by any rule, regulation, or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.

12

Attest:	T. ROWE PRICE ASSOCIATES, INC.

By:
/s/ Kate Spencer	/s/ Terence Baptiste
Name: Kate Spencer	Name: Terence Baptiste
Title: Assistant Vice President	Title: Vice President

Attest:	T. ROWE PRICE SINGAPORE PRIVATE LTD.

By:
/s/ Kate Spencer	/s/ Larry Siu
Name: Kate Spencer	Name: Larry Siu
Title: Assistant Vice President	Title: Vice President